Exhibit 99.1

ITT Tops Fourth-Quarter 2010 Outlook and Reports Record-Breaking Full-Year Adjusted Earnings Per Share; Reaffirms 2011 EPS Guidance

  Fourth-quarter revenue grew 8 percent with strong growth in both defense and commercial businesses. Exceptional productivity drove a 39 percent increase in earnings from continuing operations to $1.46 per share. Adjusted earnings per share grew 42 percent to $1.36, topping previous guidance.
  Full-year 2010 revenue grew 3 percent; and earnings from continuing operations were $3.53 per share. Adjusted earnings per share grew 18 percent to a record $4.41, while the company made significant investments in acquisitions and organic growth.
  2010 cash from operations was $1.2 billion, and strong free cash flow of $937 million represented a 104 percent conversion of adjusted net income.
  2011 adjusted earnings per share guidance maintained at $4.62 to $4.82 per share.

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 3, 2011--ITT Corporation (NYSE: ITT) today reported 2010 fourth-quarter revenue of $3 billion and income from continuing operations of $272 million, or $1.46 per share. Excluding special items, income from continuing operations was $253 million, or $1.36 per share, reflecting year-over-year growth of 42 percent.

For the full year 2010, ITT reported revenue of $11 billion and income from continuing operations of $654 million, or $3.53 per share. Excluding special items, income from continuing operations was $818 million, resulting in a record $4.41 per share, an 18 percent increase over 2009. For the full year, free cash flow was $937 million, a 104 percent conversion of net income from continuing operations adjusted for non-cash special items.

“We are very pleased with the exceptional strategic and operating performance delivered by our teams across the globe in 2010. We realized outstanding productivity across our businesses, while driving overall top-line growth, generating very strong free cash flow and investing for our future,” said Steve Loranger, ITT’s chairman, president and chief executive officer. “This record-breaking year provides momentum for continuing strong performance in 2011 and sets a solid foundation for our transformation into three independent publicly traded companies by year end.”

2010 Fourth-Quarter and Full-Year Business Segment Results

Defense & Information Solutions

  Fourth-quarter 2010 revenue for the Defense segment was $1.6 billion, up 5 percent compared to the same period in 2009, driven largely by increased volumes for tactical radios and special purpose jammers. Fourth-quarter operating income for the segment grew to $239 million, up 18 percent on a comparable basis, primarily driven by operational productivity initiatives.
  Full-year 2010 revenue for the segment was $5.9 billion, down 3 percent compared with 2009, as expansion into growth areas was offset primarily by previously anticipated declines in counter improvised explosive device units. For the full year, operating income for the segment was $752 million, a 1 percent year-over-year decline, with productivity gains partially offsetting the impact of lower revenue.
  Incumbent protests on $2.7 billion in service contracts were resolved, including the NASA Space Communications Network Systems contract and the Kuwait facilities contract.

Fluid Technology

  The Fluid Technology segment reported fourth-quarter 2010 revenue of $1.1 billion, up 16 percent on a year-over-year basis, primarily driven by the strategic acquisitions completed during the year. Organic revenue (defined as total revenue excluding the impacts of foreign exchange and acquisition and divestiture activity) was up 4 percent, driven by growth in the Industrial Process business within the chemical and oil and gas sectors in emerging markets, and strong performance by the Residential & Commercial Water business in North America. Fourth-quarter segment operating income was $142 million, up 36 percent from the comparable prior-year period, driven by higher revenue, incremental productivity and lower restructuring and realignment expense.
  For the full year, segment revenue rose 9 percent to $3.7 billion, primarily driven by acquisitions. The segment generated operating income of $479 million, a 22 percent year-over-year increase, driven primarily by higher revenue and outstanding operating performance.

Motion & Flow Control

  Fourth-quarter 2010 revenue for the Motion & Flow Control segment was $333 million, which was flat on a comparable basis. Organic revenue was up 4 percent, as significant growth in the aerospace and connector markets offset reductions in automotive volume as the prior-year automotive stimulus programs expired. The segment reported fourth-quarter 2010 operating income of $37 million, reflecting a 118 percent year-over-year increase, driven by operational productivity and lower restructuring expense, which were partially offset by increased growth investments.

  Full-year 2010 revenue for the segment was $1.4 billion, up 15 percent compared with the prior year, driven by double-digit organic revenue growth across all divisions. Operating income increased 52 percent during 2010 to $179 million, driven by the significant increase in revenue, exceptional productivity and lower restructuring expense.

2011 Transformation

On January 12, 2011 ITT announced plans to separate into three distinct, publicly traded companies. Following completion of the transaction, ITT will continue to trade on the New York Stock Exchange as a company that supplies highly engineered solutions in the aerospace, transportation, energy and industrial markets. Under the separation plan, the company will execute tax-free spinoffs of its water-related businesses and its Defense & Information Solutions business. Upon completion of the transaction, ITT shareholders will own shares in all three companies. ITT expects to complete the transaction by the end of the year.

Guidance

The company is maintaining its previously announced guidance for full-year 2011 adjusted earnings in the range of $4.62 to $4.82 per share. This guidance excludes future impacts to earnings per share that will result from the company’s recently announced transformation plan.

Revenue for the full year is expected to grow to $11.4 billion. Organic revenue is expected to grow 2 percent, with solid growth in the commercial businesses more than offsetting a slight decline in the defense segment.

Full-year revenue for Defense & Information Solutions is expected to decline approximately 2 percent, and operating margin is expected to be approximately 12.4 percent. Fluid Technology revenue is expected to grow 12 percent, and organic revenue growth is projected at 5 percent. Fluid Technology operating margin is expected at approximately 14 percent. Motion & Flow Control revenue growth is expected to be approximately 7 percent and organic revenue growth for the business is projected at approximately 5 percent. Operating margin for Motion & Flow Control is estimated at 15 percent.

First-quarter total revenue growth for the company is expected to be approximately 3 percent, and adjusted earnings per share are expected to be in the range of $0.88 to $0.92, an increase of 9 percent at the midpoint.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Standard Time to review fourth-quarter and full-year performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/ir.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2010 revenue of $11 billion. www.itt.com.

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the separation of the Company into three independent publicly-traded companies, the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the companies, future strategic plans and other statements that describe the company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in U.S. or international government defense budgets; Decline in consumer spending; Sales and revenue mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations and changes in local government regulations; Competition, industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Changes in the value of goodwill or intangible assets; Our ability to achieve stated synergies or cost savings from acquisitions or divestitures; The number of personal injury claims filed against the company or the degree of liability; Uncertainties with respect to our estimation of asbestos liability exposures, third party recoveries, and net cash flow; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission. In addition, there are risks and uncertainties relating to the planned tax-free spinoffs of our Water and Defense businesses, including the timing and certainty of the completion of those transactions and the ability of each business to operate as an independent entity. The guidance for full-year 2011 is based on the company's current structure and does not give effect to the separation of our Water and Defense businesses into newly independent public companies.

The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$3,035	$2,809	$10,995	$10,674

Costs of revenue	2,127	1,974	7,820	7,650
Selling, general and administrative expenses	435	408	1,584	1,555
Research and development expenses	70	90	253	258
Asbestos-related costs, net	17	14	385	238
Restructuring and asset impairment charges, net	23	39	53	79
Total costs and expenses	2,672	2,525	10,095	9,780

Operating income	363	284	900	894
Interest expense	26	25	100	99
Interest income	2	2	16	24
Miscellaneous income (expense), net	3	-	2	(9)
Income from continuing operations before income tax expense	342	261	818	810
Income tax expense	70	68	164	169
Income from continuing operations	272	193	654	641
Income (loss) from discontinued operations, net of tax	(3)	6	144	3
Net income	$269	$199	$798	$644

Earnings (Loss) Per Share
Basic:
Continuing operations	$1.47	$1.06	$3.55	$3.51
Discontinued operations	(0.02)	0.03	0.79	0.02
Net Income	$1.45	$1.09	$4.34	$3.53
Diluted:
Continuing operations	$1.46	$1.05	$3.53	$3.49
Discontinued operations	(0.02)	0.03	0.77	0.01
Net Income	$1.44	$1.08	$4.30	$3.50

Average common shares — basic	184.3	182.9	183.9	182.5
Average common shares — diluted	185.6	184.7	185.3	183.9

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$1,032	$1,216
Receivables, net	1,944	1,754
Inventories, net	856	802
Other current assets (a)	536	579
Total current assets	4,368	4,351

Plant, property and equipment, net	1,205	1,050
Deferred income taxes	563	583
Goodwill	4,277	3,788
Other intangible assets, net	766	501
Asbestos-related assets	943	604
Other non-current assets	312	252
Total assets	$12,434	$11,129

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,472	$1,273
Accrued liabilities (b)	1,245	1,276
Short-term debt and current maturities of long-term debt	11	75
Total current liabilities	2,728	2,624

Postretirement benefits	1,733	1,788
Long-term debt	1,354	1,431
Asbestos-related liabilities	1,572	867
Other non-current liabilities	542	541
Total liabilities	7,929	7,251

Shareholders' equity	4,505	3,878
Total liabilities and shareholders' equity	$12,434	$11,129

(a)	Includes asbestos-related assets of $105 for 2010 and $62 for 2009.
(b)	Includes asbestos-related liabilities of $117 for 2010 and $66 for 2009.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	December 31,
	2010	2009
Operating Activities Net income	$798	$644
Less: Income from discontinued operations	144	3
Income from continuing operations	654	641

Adjustments to income from continuing operations:
Depreciation and amortization	297	289
Stock-based compensation	30	31
Asbestos-related costs, net	385	238
Restructuring and asset impairment charges, net	53	79
Payments for restructuring	(70)	(82)
Contributions to pension plans	(76)	(161)
Change in receivables	(150)	187
Change in inventories	50	21
Change in accounts payable and accrued expenses	221	39
Change in accrued and deferred taxes	(188)	(14)
Change in other assets	(37)	(21)
Change in other liabilities	48	(13)
Other, net	17	24
Net Cash — Operating Activities	1,234	1,258

Investing Activities Capital expenditures	(328)	(271)
Acquisitions, net of cash acquired	(1,041)	(34)
Proceeds from sale of assets and businesses	257	20
Other, net	(5)	0
Net Cash — Investing Activities	(1,117)	(285)

Financing Activities Short-term debt, net	(63)	(1,603)
Long-term debt repaid	(79)	(29)
Long-term debt issued	1	992
Proceeds from issuance of common stock	28	15
Dividends paid	(176)	(148)
Tax impact from equity compensation activity	6	3
Other, net	(7)	(2)
Net Cash — Financing Activities	(290)	(772)

Exchange rate effects on cash and cash equivalents	(18)	40

Cash from (used for) discontinued operations:
Operating Activities	7	10

Net change in cash and cash equivalents	(184)	251
Cash and cash equivalents — beginning of year	1,216	965
Cash and Cash Equivalents — end of period	$1,032	$1,216

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special items. Special items that may include, but are not limited to, unusual and infrequent non-operating items and non-operating tax settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Fourth Quarter 2010 & 2009

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Revenue	Revenue		% Change	Acquisition/ Divestitures	FX Contribution	Change	% Change
	3M 2010	3M 2009	2010 vs. 2009	2010 vs. 2009	3M 2010	3M 2010	Adj. 10 vs. 09	Adj. 10 vs. 09

ITT Corporation - Consolidated	3,035	2,809	226	8%	(122)	26	130	5%

Defense & Information Solutions	1,636	1,557	79	5%	(1)	2	80	5%
Electronic Systems	728	591	137	23%	0	2	139	23%
Geospatial Systems	336	347	(11)	-3%	(1)	0	(12)	-3%
Information Systems	574	623	(49)	-8%	0	0	(49)	-8%

Fluid Technology	1,071	924	147	16%	(121)	13	39	4%
Industrial Process	187	168	19	11%	(2)	(1)	16	9%
Residential and Commercial Water Group	278	270	8	3%	0	7	15	6%
Water & WasteWater	624	505	119	24%	(119)	9	9	2%

Motion & Flow Control	333	332	1	0%	0	11	12	4%
Motion Technologies	112	137	(25)	-18%	0	9	(16)	-12%
Interconnect Solutions	104	90	14	15%	0	1	15	16%
Control Technologies	71	57	14	24%	0	0	14	24%
Flow Control	47	48	(1)	-3%	0	1	(0)	-1%

	Orders	Orders	Change	% Change	Acquisition Contribution	FX Contribution	Change	% Change
	3M 2010	3M 2009	2010 vs. 2009	2010 vs. 2009	3M 2010	3M 2010	Adj. 10 vs. 09	Adj. 10 vs. 09

Defense & Information Solutions	1,401	1,816	(415)	-23%	(1)	1	(415)	-23%

Fluid Technology	958	847	111	13%	(121)	12	2	0%

Motion & Flow Control	378	326	52	16%	0	12	64	20%

Total Segment Orders	2,732	2,988	(256)	-9%	(122)	25	(353)	-12%

Note: Excludes intercompany eliminations.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Full Year 2010 & 2009

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Revenue	Revenue		% Change	Acquisition/ Divestitures	FX Contribution	Change	% Change
	12M 2010	12M 2009	2010 vs. 2009	2010 vs. 2009	12M 2010	12M 2010	Adj. 10 vs. 09	Adj. 10 vs. 09

ITT Corporation - Consolidated	10,995	10,674	321	3%	(270)	29	80	1%

Defense & Information Solutions	5,897	6,067	(170)	-3%	(2)	4	(168)	-3%
Electronic Systems	2,425	2,629	(204)	-8%	0	4	(200)	-8%
Geospatial Systems	1,188	1,172	16	1%	(2)	0	14	1%
Information Systems	2,304	2,292	12	1%	0	0	12	1%

Fluid Technology	3,670	3,363	307	9%	(271)	(6)	30	1%
Industrial Process	694	719	(25)	-4%	(5)	(9)	(39)	-5%
Residential and Commercial Water Group	1,110	1,062	48	4%	(19)	14	43	4%
Water & WasteWater	1,937	1,657	280	17%	(247)	(8)	25	2%

Motion & Flow Control	1,441	1,253	188	15%	3	31	222	18%
Motion Technologies	548	491	57	12%	0	25	82	17%
Interconnect Solutions	413	341	72	21%	0	3	75	22%
Control Technologies	275	243	32	13%	1	0	33	14%
Flow Control	211	184	27	15%	2	2	31	17%

	Orders	Orders	Change	% Change	Acquisition Contribution	FX Contribution	Change	% Change
	12M 2010	12M 2009	2010 vs. 2009	2010 vs. 2009	12M 2010	12M 2010	Adj. 10 vs. 09	Adj. 10 vs. 09

Defense & Information Solutions	4,871	5,970	(1,099)	-18%	(2)	4	(1,097)	-18%

Fluid Technology	3,723	3,264	459	14%	(265)	(8)	186	6%

Motion & Flow Control	1,472	1,237	235	19%	3	30	268	22%

Total Segment Orders	10,052	10,461	(409)	-4%	(264)	26	(647)	-6%

Note: Excludes intercompany eliminations.

ITT Corporation
Segment Operating Income & OI Margin
Fourth Quarter of 2010 & 2009

($ Millions)

	Q4 2010	Q4 2009%
	As Reported	As Reported	Change 10 vs. 09

Revenue:
Defense & Information Solutions	1,636	1,557	5.1%
Fluid Technology	1,071	924	15.9%
Motion & Flow Control	333	332	0.3%
Intersegment eliminations	(5)	(4)	25.0%
Total Revenue	3,035	2,809	8.0%

Operating Margin:
Defense & Information Solutions	14.6%	13.0%	160	BP
Fluid Technology	13.3%	11.3%	200	BP
Motion & Flow Control	11.1%	5.1%	600	BP
Total Operating Segments	13.8%	11.5%	230	BP

Income:
Defense & Information Solutions	239	203	17.7%
Fluid Technology	142	104	36.5%
Motion & Flow Control	37	17	117.6%
Total Segment Operating Income	418	324	29.0%

ITT Corporation
Segment Operating Income & OI Margin
Full Year 2010 & 2009

($ Millions)

	FY 2010	FY 2009%
	As Reported	As Reported	Change 10 vs. 09

Revenue:
Defense & Information Solutions	5,897	6,067	-2.8%
Fluid Technology	3,670	3,363	9.1%
Motion & Flow Control	1,441	1,253	15.0%
Intersegment eliminations	(13)	(9)	44.4%
Total Revenue	10,995	10,674	3.0%

Operating Margin:
Defense & Information Solutions	12.8%	12.5%	30	BP
Fluid Technology	13.1%	11.7%	140	BP
Motion & Flow Control	12.4%	9.4%	300	BP
Total Operating Segments	12.8%	11.9%	90	BP

Income:
Defense & Information Solutions	752	761	-1.2%
Fluid Technology	479	393	21.9%
Motion & Flow Control	179	118	51.7%
Total Segment Operating Income	1,410	1,272	10.8%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Fourth Quarter of 2010 & 2009

($ Millions, except EPS and shares)

									Change	Percent Change
	Q4 2010	Q4 2010		Q4 2010	Q4 2009	Q4 2009		Q4 2009	2010 vs. 2009	2010 vs. 2009
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	418			418	324			324

Interest Income (Expense)	(24)	-		(24)	(23)	-		(23)
Other Income (Expense)	3	-		3	-	-		-
Gain on sale of Assets	-	-		-	-	-		-
Corporate (Expense)	(55)	-		(55)	(40)	-		(40)

Income (loss) from Continuing Operations before Tax	342	-		342	261	-		261

Income Tax (Expense) Benefit	(70)	(19)	#A	(89)	(68)	(17)	#B	(85)

Income from Continuing Operations	272	(19)		253	193	(17)		176

Diluted EPS from Continuing Operations	1.46	(0.10)	#C	1.36	1.05	(0.09)	#C	0.96	$0.40	42.2%

#A - Release of Tax Valuation Allowance related to Sale of CAS in addition to release of other Valuation Allowances related to securities held for sale.
#B - Primarily related to release of valuation allowance on historical NOLs.

#C Diluted EPS from Continuing Operations
Tax benefit related to CAS sale		(0.05)				-
Prior Year tax settlements and other tax items		(0.05)				(0.09)
Adjustments to EPS from Continuing Operations		(0.10)				(0.09)

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Full Year 2010 & 2009

($ Millions, except EPS and shares)

									Change	Percent Change
	FY 2010	FY 2010		FY 2010	FY 2009	FY 2009		FY 2009	2010 vs. 2009	2010 vs. 2009
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	1,410			1,410	1,272			1,272

Interest Income (Expense)	(84)	(10)	#A	(94)	(75)	(14)	#A	(89)
Other Income (Expense)	(6)	-		(6)	(9)	-		(9)
Gain on sale of Assets	8	-		8	-	-		-
Corporate (Expense)	(510)	330	#B	(180)	(378)	210	#B	(168)

Income (loss) from Continuing Operations before Tax	818	320		1,138	810	196		1,006

Income Tax (Expense) Benefit	(164)	(156)	#C	(320)	(169)	(151)	#D	(320)

Income from Continuing Operations	654	164		818	641	45		686

Diluted EPS from Continuing Operations	3.53	0.88	#E	4.41	3.49	0.24	#E	3.73	$0.68	18.3%

#A - 2008 & 2009 Interest refunds related to prior year tax settlement.
#B - Adjustment to estimated cost of Asbestos claims, relating to the annual 2010 assessment and the initial 2009 assessment.
#C - Tax benefit related to Asbestos adjustment and Sale of CAS partially offset by and adjustments related to prior periods.
#D - Tax benefit primarily related to asbestos adjustment and Interest refund related to prior year tax settlement.

#E Diluted EPS from Continuing Operations
Asbestos Adjustment		1.10				0.71
Tax benefit related to CAS sale		(0.17)				-
Prior year tax settlements and other tax items		(0.05)				(0.47)
Adjustments to EPS from Continuing Operations		0.88				0.24

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
Full Year 2010 & 2009

($ Millions)

	12M 2010	12M 2009

Net Cash - Operating Activities	1,234	1,258

Capital Expenditures	(328)	(271)

Discretionary Pension Contributions, net of tax	31	62

Free Cash Flow	937	1,049

Income from Continuing Operations	654	641

Free Cash Flow Conversion	143%	164%

Non-Cash Special Items	245	77

Income from Continuing Operations, Excluding
Non-Cash Special Tax Items	899	718

Adjusted Free Cash Flow Conversion	104%	146%

ITT Corporation
Debt Coverage Ratios 2010 & 2009
($ Millions)

	December 31, 2010	December 31, 2009

Net Debt/Net Capitalization	6.9%	7.0%
Total Debt/Total Capitalization	23.3%	28.0%

Short Term Debt	11	75
Long Term Debt	1,354	1,431
Total Debt	1,365	1,506
Cash & Cash equivalents	1,032	1,216
Net Debt	333	290

Total Shareholders' Equity	4,505	3,878
Net Debt	333	290
Net Capitalization	4,838	4,168

CONTACT:
ITT Corporation
Investors:
Thomas Scalera, +1 914-641-2030
thomas.scalera@itt.com
or
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jennifer.schiavone@itt.com